Exhibit 23.1





                        Consent of Independent Registered
                             Public Accounting Firm




We consent to the incorporation by reference in the registration statement on Form S-8 of Nutrition 21, Inc. of our report dated August 22, 2005, on the consolidated financial statements and financial statement schedule included in the Form 10-K of Nutrition 21, Inc. for the year ended June 30, 2005.





/s/ J. H. Cohn LLP



Roseland, New Jersey
March 10, 2006